Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

Cypress Reports First-Quarter 2010 Results

•	Q1 results exceeded guidance and outperformed typical first-quarter results

•	Non-GAAP gross margin of 55.6% at highest level since 2000

•	Highest non-GAAP profit since 2004 with 18.6% PBT

•	Handset revenues increased 90% year-on-year; significant growth expected in 2010

•	Book-to-bill ratio and backlog are at multiple-year highs

•	Q2 revenue and earnings expected to be higher than current Street consensus

SAN JOSE, Calif., April 22, 2010—Cypress Semiconductor Corp. (Nasdaq: CY) today announced that revenue for the 2010 first quarter was $202.3 million, up 4.3% from $194.0 million for the prior quarter, and up 45.2% from $139.3 million for the year-ago period.

Cypress recorded GAAP net income of $12.7 million in the 2010 first quarter, or diluted earnings per share of $0.07. This compares with last quarter’s diluted earnings per share of $0.02 and a diluted net loss per share in the year-ago first quarter of $0.66.

Non-GAAP1 net income for the 2010 first quarter—excluding stock-based compensation, acquisition-related charges, restructuring and other special charges and credits—totaled $34.1 million, or diluted earnings per share of $0.17. That compares with non-GAAP1 diluted earnings per share of $0.16 for the prior quarter and a diluted net loss per share of $0.22 for the year-ago first quarter.

Cypress President and CEO T.J. Rodgers said, “We are pleased to report a sequential revenue increase of 4.3% in a quarter that normally sees a seasonal decrease of 4% to 8%. Our MID division realized strong, sequential growth as our high-performance SRAMs benefited from strength in communications and industrial markets and additional share gains with strategic global customers. We also enjoyed a 90% year-over-year increase in handset revenues led by our TrueTouch™ touchscreen controllers and West Bridge® peripheral controllers, and our PSoC®-powered OvationONS™ optical navigation sensors, which will ramp to volume production in Q2. These products offer software-based configurability and quick time to market—unique benefits that are highly desired by our OEM customers.

“The significant increase in our handset revenue represents a major accomplishment for Cypress. Just two years ago we had limited revenue in this market. Today we are engaged with every major handset OEM. We expect to see our handset revenue continue to increase sharply over the next few years.

“Customers are continuing to provide increased booking visibility into Q2 and Q3, and we will have many new products and design wins ramping throughout the year,” Rodgers continued. “Our backlog has reached a multi-year high, and our book-to-bill ended Q1 at 1.34—a substantial, sequential increase that is significantly above our typical expectations. We expect sales and profits to continue to increase throughout 2010 as the economy recovers and we introduce additional proprietary and programmable products into the market.”

BUSINESS REVIEW

+ Non-GAAP1 consolidated gross margin for the first quarter was 55.6%, up 1.7 percentage points from the previous quarter. The increase was due mainly to increased manufacturing efficiencies and a favorable product mix. Excluding Emerging Technologies3, our Core Semiconductor4 non-GAAP gross margin was 56.4%, up 1.2 percentage points sequentially.

+ On a GAAP basis, first-quarter consolidated gross margin was 52.6%, up 3.7 percentage points from the previous quarter. Our Core Semiconductor4 gross margin on a GAAP basis was 53.4%.

+ First-quarter net inventory decreased 8% quarter-on-quarter and 10% year-on-year. Net inventory has declined 33.1% from the pre-recessionary peak in the third quarter of 2008.

+ Cash and investments totaled $329.5 million, or $2.04 per outstanding share.

Additional first-quarter data and comparisons relevant to Cypress’s business units are presented below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

April 4, 2010

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]		Consolidated
REVENUE ($M)	74.2	27.0	98.5	199.7	2.6		202.3
Percentage of total revenues	36.7%	13.3%	48.7%	98.7%	1.3%		100.0%

GROSS MARGIN (%)
On a GAAP basis	54.7%	69.3%	48.1%	53.4%	<6.7>	%	52.6%
On a non-GAAP[1] basis	57.7%	72.2%	51.1%	56.4%	<3.8>	%	55.6%

THREE MONTHS ENDED January 3, 2010
	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]		Consolidated
REVENUE ($M)	81.7	25.6	84.3	191.6	2.4		194.0
Percentage of total revenues	42.1%	13.2%	43.5%	98.8%	1.2%		100%

GROSS MARGIN (%)
On a GAAP basis	54.2%	61.7%	46.1%	51.6%	<166.4>	%	48.9%
On a non-GAAP[1] basis	57.8%	65.3%	49.7%	55.2%	<52.9>	%	53.9%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.
3.	“Emerging Technologies” – Business outside our core semiconductor businesses outlined in footnote 4. Includes wholly owned subsidiaries Cypress Envirosystems, AgigA Tech, the ONS (Optical Navigation Systems) Business Unit, the China Business Unit and our foundry-support business.
4.	“Core Semiconductor” – Includes CCD, DCD and MID divisions and excludes “Emerging Technologies.”

FIRST-QUARTER 2010 HIGHLIGHTS

+ Programmable and proprietary products accounted for 81% of Cypress’s revenue in the first quarter.

+ Cypress announced that its TrueTouch touchscreen controller is driving multi-touch gesture inputs and the camera focus feature on NEC’s new DoCoMo® PRIME series™ N-02B mobile phone. Fujitsu also selected TrueTouch to implement the water-resistant touchscreen on the new DoCoMo PRIME series F-01B mobile phone. Powered by PSoC, TrueTouch is a fully integrated touchscreen solution that allows dozens of standard and custom gestures to be programmed in software.

+ Cypress announced that its TrueTouch solution will be supported by the soon-to-be-released Windows® Phone 7 Series mobile handset platform. This market expander for Cypress allows handset manufacturers using the new Windows platform to implement capacitive touchscreen interfaces without the need to develop external drivers or custom software.

+ Cypress introduced high-precision stylus support for touchscreen mobile handsets using TrueTouch. The new solution reads input from a stylus with a 1-mm tip—three- to four-times finer than competing products—enabling the entry and recognition of complex Asian characters and the ability to point to the ever-smaller icons on today’s mobile phones.

+ Cypress also announced hover detection for TrueTouch. This new feature enables smart handsets to anticipate the touch of a finger and enlarge on-screen content such as detailed maps and tiny web links, making them easier to find and select.

+ Cypress has teamed up with ARM Limited’s Keil tools division to integrate free Keil compilers into Cypress’s PSoC Creator™ design software, and to provide compiler support for PSoC 3 and PSoC 5 in Keil’s uVision® 4 design environment. PSoC Creator is the advanced, schematic-based software development platform for Cypress’s new PSoC 3 and PSoC 5 architectures.

+ Cypress’s PSoC 3 and PSoC 5 programmable system-on-chip architectures, along with its PSoC Creator™ design tool have been named finalists in EDN magazine’s annual “Innovation Awards” competition. The products were nominated by the magazine’s editors. Winners will be based on reader voting.

+ Cypress introduced a PSoC-based, programmable Powerline Communication (PLC) solution that enables the reliable transmission of command and control data over high- and low-voltage power lines. The hardware platform combines a modem, network protocol and application code with PSoC’s programmable analog and digital circuitry, providing an integrated solution that speeds time to market. Key applications include smart metering, LED lighting, energy management and solar markets.

+ Cypress introduced the CY8CLEDACxx family of AC-DC dimmable and non-dimmable digital power drivers for LED retrofit bulbs up to 25 watts.

+ Cypress’s PowerPSoC® embedded power controller has been designed into solid-state lighting leader MSi’s iPAR-38 LED replacement bulb. PowerPSoC enables the bulb to deliver several unique features, including adjustable power levels, communications capability, and the ability to be dimmed.

+ Cypress’s PSoC 3 FirstTouch™ Starter Kit has been selected for use in the 2010 robotics competition sponsored by FIRST (For Inspiration and Recognition of Science and Technology), a nonprofit organization which promotes science and technology. Students will build robots using PSoC to drive touch-interface, LCD-display, motor-control, battery-management and audio-processing functions.

+ Cypress announced it will build a PSoC lab at India’s National Institute of Technology and at the DOEA Center, both located in Calicut. The company will provide hardware, software and training to both institutions.

+ TPACK, which makes core data transport and network-switching ICs, has partnered with Cypress to develop a reference design for Ethernet switches and traffic managers that combines TPACK’s 40-Gbps Carrier Packet Engine with Cypress’s high-speed, 72-Mbit Quad Data Rate™ II (QDR™ II) SRAMs. The solution targets telecom and networking equipment suppliers.

+ Cypress Envirosystems’ Wireless Gauge Reader has won a 2010 Golden Gas Award from the trade publication Gases & Instrumentation International, for technical innovation, and its ability to solve an important challenge in the gas industry. The Cypress Envirosystems’ product reduces waste and disposal of gas, improves production uptime, and saves labor.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the remainder of fiscal year 2010 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the future economic environment, our expected growth in our handset revenue, the strength and growth of our proprietary and programmable products, led TrueTouch, West Bridge and our PSoC-powered OvationONS optical navigation sensors, our plans to ramp to volume production on such products in Q210, our expected product introductions and the revenue that may result from them, our expectations regarding our Q210 revenue and earnings, our expectations regarding our SRAM market share, positive signs gleaned from the ordering patterns of our customers, the demand and growth in the markets we serve, the booking patterns and visibility provided by our customers, our plans to build a PSoC lab in India, our expectations regarding product and design wins, our expectations for sales and profit throughout 2010, and our expected revenue from our Emerging Technology Division. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, our ability to timely develop and roll out new products, our ability to enter into new markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products, including especially our TrueTouch, West Bridge, PSoC, and OvationONS products, is fully realized, whether our product and design wins result in increased sales, customer acceptance of Cypress and its subsidiaries’ products, seasonality in the markets we serve, our ability to achieve lower operating expenses and maintain a solid balance sheet, the actions of our competitors, the behavior of our supply chain, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, whether the expected growth in the markets we serve materializes, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense, PowerPSoC and West Bridge are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, PSoC Creator, TrueTouch, OvationONS, FirstTouch, Quad Data Rate and QDR are trademarks of Cypress Semiconductor Corp. ARM and uVision are registered trademarks and Cortex is a trademark of ARM Ltd. DoCoMo is a registered trademark and PRIME series is a trademark of DoCoMo Inc, Japan. Windows is a registered trademark of Microsoft Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 4, 2010	January 3, 2010
ASSETS

Cash, cash equivalents and short-term investments (a)	$296,827	$299,642
Accounts receivable, net	109,614	86,959
Inventories, net (b)	84,342	91,198
Property, plant and equipment, net	273,691	272,620
Goodwill and other intangible assets, net	47,442	46,968
Other assets	117,123	115,121

Total assets	$929,039	$912,508

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$54,128	$61,712
Deferred income	86,053	75,881
Income tax liabilities	47,977	46,362
Other accrued liabilities	98,117	98,169

Total liabilities	286,275	282,124
Total Cypress stockholders’ equity	644,130	631,587
Noncontrolling interest	(1,366)	(1,203)

Stockholders’ equity	642,764	630,384

Total liabilities and stockholders’ equity	$929,039	$912,508

(a)	Cash, cash equivalents and short-term investments do not include $33 million of auction rate securities and commercial paper, which are classified as long-term investments in “Other assets” as of April 4, 2010 and January 3, 2010.
(b)	Net inventories included approximately $10 million and $12 million as of April 4, 2010 and January 3, 2010, respectively related to the last-time-build program for Cypress’s Texas manufacturing facility, which ceased operations at the end of fiscal 2008. In addition, inventories include $5 million and $6 million of capitalized inventories related to stock compensation expense, as of April 4, 2010 and January 3, 2010, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 4, 2010	January 3, 2010	March 29, 2009
Revenues	$202,271	$193,974	$139,309
Cost of revenues	95,784	99,054	105,294

Gross margin (a)	106,487	94,920	34,015
Operating expenses:
Research and development (a)	40,049	39,685	50,146
Selling, general and administrative (a)	51,281	50,701	60,715
Amortization of acquisition-related intangibles	776	817	1,319
Restructuring charges	327	774	6,046

Total operating expenses, net	92,433	91,977	118,226

Operating income (loss)	14,054	2,943	(84,211)
Interest and other income (expense), net (a)	730	1,578	(1,499)

Income (loss) before income taxes	14,784	4,521	(85,710)
Income tax provision	(2,110)	(1,669)	(2,625)

Income (loss), net of taxes	12,674	2,852	(88,335)
Noncontrolling interest, net of taxes	(163)	(383)	(207)

Net income (loss)	12,511	2,469	(88,542)
Less net (income) loss attributable to noncontrolling interest	163	383	207

Net income (loss) attributable to Cypress	$12,674	$2,852	$(88,335)

Net income (loss) per share attributable to Cypress:
Basic	$0.08	$0.02	$(0.66)
Diluted	$0.07	$0.02	$(0.66)

Shares used in net income (loss) per-share calculation:
Basic	158,931	154,798	134,757
Diluted	190,892	184,297	134,757
(a) Includes the following credit (expense) related to Cypress’s deferred compensation plan:
Gross margin	$(141)	$(57)	$62
Research and development	$(290)	$(63)	$95
Selling, general and administrative	$(596)	$(417)	$492
Interest and other income (expense), net	$835	$1,000	$(674)

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended April 4, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$40,568	$18,673	$47,421	$106,662	$(175)	$106,487
Stock-based compensation expense	2,189	796	2,909	5,894	76	5,970

Non-GAAP gross margin	$42,757	$19,469	$50,330	$112,556	$(99)	$112,457

	Three Months Ended January 3, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$44,286	$15,768	$38,824	$98,878	$(3,958)	$94,920
Stock-based compensation expense	2,967	927	3,058	6,952	86	7,038
License royalty	—	—	—	—	2,615	2,615

Non-GAAP gross margin	$47,253	$16,695	$41,882	$105,830	$(1,257)	$104,573

	Three Months Ended March 29, 2009
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$16,960	$8,626	$9,759	$35,345	$(1,330)	$34,015
Stock-based compensation expense	5,332	2,091	6,767	14,190	87	14,277
Changes in value of deferred compensation plan	—	—	—	—	5	5

Non-GAAP gross margin	$22,292	$10,717	$16,526	$49,535	$(1,238)	$48,297

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	CCD - Consumer and Computation Division; DCD - Data Communications Division; MID - Memory and Imaging Division.
(c)	“Core Semi” – Includes CCD, DCD and MID divisions and excludes “Emerging Technologies.”
(d)	“Emerging Technologies” – Activities outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries Cypress Envirosystems, AgigA Tech and other.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 4, 2010	January 3, 2010	March 29, 2009
GAAP research and development expenses	$40,049	$39,685	$50,146
Stock-based compensation expense	(4,357)	(6,498)	(12,612)
Other acquisition-related expense	(2)	(8)	(27)
Gain on sale of long-term asset	—	2,437	—
Changes in value of deferred compensation plan	(36)	27	(7)

Non-GAAP research and development expenses	$35,654	$35,643	$37,500

GAAP selling, general and administrative expenses	$51,281	$50,701	$60,715
Stock-based compensation expense	(11,247)	(11,677)	(21,355)
Other acquisition-related expense	(6)	(6)	(33)
Changes in value of deferred compensation plan	(7)	2	(37)

Non-GAAP selling, general and administrative expenses	$40,021	$39,020	$39,290

GAAP operating income (loss)	$14,054	$2,943	$(84,211)
Stock-based compensation expense	21,574	25,213	48,244
License royalty	—	2,615	—
Other acquisition-related expense	784	833	1,379
Gain on sale of long-term asset	—	(2,437)	—
Changes in value of deferred compensation plan	43	(29)	48
Restructuring charges	327	774	6,046

Non-GAAP operating income (loss)	$36,782	$29,912	$(28,494)

GAAP net income (loss) attributable to Cypress	$12,674	$2,852	$(88,335)
Stock-based compensation expense	21,574	25,213	48,244
License royalty	—	2,615	—
Other acquisition-related expense	784	833	1,379
Gain on sale of long-term asset	—	(2,437)	—
Changes in value of deferred compensation plan	43	(29)	48
Restructuring charges	327	774	6,046
Investment-related gains/losses	336	486	1,014
Adjustment for convertible debt	—	—	398
Tax effects	(1,631)	1,438	1,735

Non-GAAP net income (loss) attributable to Cypress	$34,107	$31,745	$(29,471)

GAAP net income (loss) per share attributable to Cypres - basic	$0.08	$0.02	$(0.66)
Stock-based compensation expense	0.14	0.16	0.36
License royalty	—	0.02	—
Amortization of acquisition-related intangibles	—	0.01	0.01
Gain on sale of long-term asset	—	(0.02)	—
Restructuring charges	—	0.01	0.04
Investment-related gains/losses	—	—	0.01
Tax effects	(0.01)	0.01	0.01
Non-GAAP share count adjustment	—	—	0.01

Non-GAAP net income (loss) per share attributable to Cypress - basic	$0.21	$0.21	$(0.22)

GAAP net income (loss) per share attributable to Cypress - diluted	$0.07	$0.02	$(0.66)
Stock-based compensation expense	0.11	0.14	0.36
License royalty	—	0.01	—
Amortization of acquisition-related intangibles	—	—	0.01
Gain on sale of long-term asset	—	(0.01)	—
Restructuring charges	—	—	0.04
Investment-related gains/losses	—	—	0.01
Tax effects	(0.01)	0.01	0.01
Non-GAAP share count adjustment	—	(0.01)	0.01

Non-GAAP net income (loss) per share attributable to Cypress - diluted	$0.17	$0.16	$(0.22)

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 4, 2010		January 3, 2010		March 29, 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) attributable to Cypress	$12,674	$34,107	$2,852	$31,745	$(88,335)	$(29,471)

Weighted-average common shares outstanding (basic)	158,931	158,931	154,798	154,798	134,757	134,757
Effect of dilutive securities:
Stock options, unvested restricted stock and other	31,961	39,966	29,499	38,854	—	—

Weighted-average common shares outstanding for diluted computation	190,892	198,897	184,297	193,652	134,757	134,757

Net income (loss) per share attributable to Cypress - basic	$0.08	$0.21	$0.02	$0.21	$(0.66)	$(0.22)
Net income (loss) per share attributable to Cypress - diluted	$0.07	$0.17	$0.02	$0.16	$(0.66)	$(0.22)

	April 4, 2010		January 3, 2010		March 29, 2009
Average stock price for the period ended	$11.52		$9.80		$5.21

Common stock outstanding at period end (in thousands) Includes unvested restricted stock awards of approximately 1.9 million as of April 4, 2010, 2.4 million shares at January 3, 2010 and 3.0 million shares at March 29, 2009.	161,764		159,382		138,113

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended
	April 4, 2010	January 3, 2010	March 29, 2009
Selected Cash Flow Data (Preliminary):
Net cash provided by (used in) operating activities	$38,123	$75,275	$(15,804)
Net cash provided by (used in) investing activities	$(43,757)	$(5,424)	$15,221
Net cash provided by (used in) financing activities	$(20,883)	$(17,407)	$6,225

Other Supplemental Data (Preliminary):
Capital expenditures	$17,872	$7,545	$6,548
Depreciation	$11,461	$12,370	$13,580

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investment in Cypress’s common stock under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	License royalty.

License royalty represents the historical impact of a license agreement signed in the fourth quarter of 2009. These historical costs are excluded from Cypress’s non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Gains on sales of long-term assets.

Cypress recognizes gains resulting from the sale of certain long-term assets that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Adoption of new accounting guidance on convertible debt.

During the first quarter of fiscal 2009 we adopted new accounting guidance on convertible debt which specified that Cypress should separately account for the liability and equity components of the instruments. The adoption required the retrospective application of the guidance and we recorded additional non-cash interest expense. These costs are excluded from the non-GAAP financial measures because such non-cash expenses have not historically occurred in every quarter, which would affect the ability of investors to compare Cypress’s period-over-period operating results. In addition, management does not believe that this item is indicative of the ongoing operating performance of Cypress’s business.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) impairment of goodwill, (2) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (3) a settlement loss resulted from the cancellation of a licensing agreement with Simtek following the acquisition, and (4) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Release of allowance for uncollectible employee loans.

The allowance for uncollectible employee loans is related to outstanding employee loans under Cypress’s stock purchase assistance plan. Management releases a portion of the allowance based on a review of the status of the outstanding loans. Management excludes this non-cash benefit from the non-GAAP measures because it does not relate to Cypress’s core business or impact its operating performance. Adjustment of this item allows investors to better compare Cypress’s period-over-period operating results.

•	Related tax effect.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above.